                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                    (in thousands, except per share amounts)



                                                    Three Months     Three Months
                                                       Ended            Ended
                                                   March 31, 1999  March 31, 1998
                                                   --------------  --------------
BASIC EARNINGS (LOSS) PER SHARE CALCULATION:
Net Income (loss)                                      $ (331)         $ 2,282


Weighted average number of shares
of common stock                                         4,933            5,293
Earnings (loss) per share - basic                      $(0.07)         $  0.43

DILUTED EARNINGS (LOSS) PER SHARE CALCULATION:
Net Income (loss)                                      $ (331)         $ 2,282

Weighted average number of
  shares of common stock and common
  stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                     4,933            5,293

  Common stock equivalents issuable under stock
   option plans                                           -0-              134

  Weighted average number of
    shares of common stock and common
    stock equivalents - diluted                         4,933            5,427
Earnings (loss) per share - diluted                    $(0.07)         $  0.42







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